Exhibit 10.3

ECONOMIC RECOVERY/SSBCI PROGRAM LOAN

PROMISSORY NOTE

$1,000,000.00

IMMUCELL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Borrower”), for value received, hereby promises to pay to the Finance Authority of Maine, (the “Authority”), or order, the principal sum of ONE MILLION DOLLARS ($1,000,000.00) together with interest on the unpaid principal balance thereof at the rate of 8.00% per annum, from the date hereof until fully and finally paid. Interest shall accrue daily for each day or portion thereof the loan is outstanding, utilizing a daily interest rate computed by dividing the annual interest rate by 365. Payments are to be made as follows:

Monthly payments of principal and interest in the amount of $15,586.21 commencing August 14, 2023 and continuing on the same day of each month thereafter until July 14, 2026 (the “Maturity Date”), when, unless sooner paid, the remaining principal and accrued and unpaid interest shall be due and payable in full. A late payment fee of 5% of the payment due shall be assessed on any monthly payment received beyond 10 days of the payment due date.

Prepayment may be made at any time, without penalty, provided the full amount of principal, interest, additional payments set forth in the preceding paragraph and other costs, including reasonable attorneys fees, are paid in full at such time.

This Note has been executed under and pursuant to a Loan Agreement (the “Agreement”) dated as of the date hereof, between the Authority and Borrower. The Loan is made pursuant to the Authority’s Economic Recovery Loan Program with funds from the Authority’s Economic Recovery Loan Fund, collectively secured by, amongst other collateral, a security interest in certain of the Borrower’s assets. This Note may also be secured by the terms of one or more security agreements, mortgages, assignments, guarantees or other security documents now held by, or in the future granted to, the holder hereof whether or not such security is described above.

This Note may also be secured by the terms of one or more security agreements, mortgages, assignments, guarantees or other security documents now held by, or in the future granted to, the holder hereof whether or not such security is described above.

This Note is issued to evidence the obligation of the Borrower under the Agreement to repay the loan made by the Authority from the Fund, together with interest thereon and all other amounts, fees, penalties, premiums, adjustments, expenses, counsel fees and all other payments of any kind required to be paid by the Borrower under the Agreement and all other Financing Documents, as that term is defined in the Agreement. In addition to any other remedy it may have, the holder hereof shall have the right of setoff.

As provided in the Agreement and subject to the provisions thereof, payments hereon are to be made to the Authority at its office in Augusta, Maine.

The Borrower shall make payments on this Note on the dates and in the amounts specified herein and in the Agreement, and in addition shall make such other payments as are required pursuant to the Agreement and the other Financing Documents. In the event of default, as defined in any of the Financing Documents, the principal of and all interest on this Note may be declared immediately due and payable. In addition to all other payments required to be paid pursuant to this Note, the Agreement and the other Financing Documents, the Borrower agrees to pay immediately upon demand all costs and expenses, including without limitation attorneys’ fees, incurred by the Authority in connection with or arising out of or relating to the creation, execution, administration, validity, enforcement or preservation of this Note, the Agreement, other Financing Documents, or any right thereunder.

The Borrower (1) agrees that the time for payment of this Note may be changed and extended at the sole discretion of the Authority without impairing its liability hereon, and (2) consents to the release of all or any part of the security for the payment thereof at the discretion of the Authority or the release of any party liable, directly or indirectly, for this obligation without affecting the liability of the other parties hereto. Any delay on the part of the Authority in exercising any right hereunder shall not operate as a waiver of any such right, and any waiver granted with respect to one default shall not operate as a waiver in the event of any subsequent default. This Note is intended to take effect as a sealed instrument.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed in its corporate name and its corporate seal hereunto affixed, all as of July 17, 2023.

Witness:	IMMUCELL CORPORATION

/s/ Michael Anderson	/s/ Michael Brigham
By: Michael Brigham
Its: Chief Executive Officer